Dreyfus Premier Investment Funds, Inc.
Dreyfus Large Cap Value Fund

On December 16, 2009 Dreyfus Large Cap Value Fund, a series of Dreyfus Premier Investment Funds, Inc. (the "Fund"), purchased 49,080 shares of common stock issued by Citigroup Inc. (CUSIP No.: 172967101) (the "Common Stock") at a purchase price of $3.15000 per share including an underwriting discount of $0.07875 per share. The Common Stock was purchased from Citigroup Global Markets Inc., a member of the underwriting syndicate of which BNY Capital Markets, an affiliate of the Fund's investment adviser, was also a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's members:

Citigroup Global Markets Inc.
Morgan Stanley & Co. Incoporated
BNP Paribas Securities Corp.
ING Financial Markets LLC
Lloyds TSB Bank Plc
Barclays Capital, Inc.
Brookfield Financial Corp.
Commerzbank Capital Markets Corp.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Banca IMI S.P.A.
RBS Securities. Inc.
Raiffeisen Centrobank AG
Sandler O'Neill & Partners, L.P.
Banco Bilbao Vizcaya Argentiria, S.A.
Commonwealth Securities Limited
Calyon Securities (USA) Inc.
Danske Bank A/S
Itua USA Securities, Inc.
Jeffries & Company, Inc.
Keefe, Bruyette & Woods, Inc.
KeyBanc Capital Markets, Inc.
Macquarie Capital (USA) Inc.
RBC Capital Markets LLC
Sanford C. Bernstein & Co., LLC
Santander Investment Securities, Inc.
SG Americas Securities, LLC
UniCredit Capital Markets, LLC
BNY Mellon Capital Markets, LLC
The Buckingham Research Group Incorporated
Comerica Securities, Inc.
Erste Group Bank AG
FBR Capital Markets & Co.
Lazard Capital Markets LLC
National Bank of Greece S.A.
NATIXIS
PNC Capital Markets LLC
Scotia Capital (USA) Inc.

Accompanying this statement are materials presented to the Board of Directors for the Fund, which ratified the purchase in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on March 4, 2010. These materials include additional information about the terms of the transaction.

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3 and/or Rule 23B

1. Account/Fund Name: DREYFUS LARGE CAP VALUE FUND
2. Anticipated Purchase Date: 12/16/09
3. Total Net Assets of Account/Fund: $116,666,197.46
4. Type and Description of Security to be Purchased: Citigroup (C)
5. Credit Rating of Security (Rating/Rating Agency): n/a
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Citigroup
7. Name of Affiliated Underwriter in Underwriting Syndicate: BNY Mellon Capital Markets
8. Issue Size: 5396825397
9. CUSIP: 172967101
10. Amount Purchased by Account/Fund: 49080
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: .0028%
12. Amount Purchased as a Percentage of Account/Fund Assets: .04%
13. Purchase Price of Securities (if at par, so state): $3.15
14. Commission/Spread Received by Principal Underwriters: 2.50%
15. Yield (as applicable): n/a
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase n/a
17. The Affiliated Purchase Should be Reported to the BOD of which Entities: Bank of New York Mellon, N.A.____;

    Other (Describe) Dreyfus

Mutual Fund Purchases Only:

1. Was Price paid for all block purchases the same for all participants? (Must be Yes): Yes
2. Was Security Purchased on Offer Date? (Must be Yes): Yes
3. Was Issuer in continuous operation for at least 3 years? (Must be Yes): Yes
4. Was the Offering Part of firm commitment by Underwriter? (Must be Yes): Yes
5. Did affiliated Underwriter benefit directly from the Purchase? (Must be No): No
6. Was the Commission or Spread paid reasonable as compared to Transactions with non-affiliated Parties? (Must be Yes): Yes

REPRESENTATIONS (Check box to make specific affirmation of <u>all</u> points listed below OR Trade Can Not Be Made) X

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*?

- **This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliate entity of Mellon.**
- The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.
- The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
- The underwriting Affiliate indicates that its share of **equity securities does not exceed 5% of the entire offering**.
- The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted to invest in its prospectus. **Rule 10f-3 permits only a 25% of purchase issue of a fixed income asset portfolio.**
- **Note: If transaction pertains to an account governed by ERISA, Exhibit E, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ☐ if Exhibit E is required—if so, please complete and submit.**

LOB Asset Management Unit (Print) The Boston Company Asset Management, LLC

AND

LOB Portfolio Manager Name (Print): Brian Ferguson Signature: [signature] Date: as of 12/16/09

AND

LOB/CIO/COO Name (Print): John Truschel Signature: John Truschel Date: as of 12/16/09

AND

Chief Compliance Officer Name (Print): Jennifer Cassedy Signature: Jennifer Cassedy Date: as of 12/16/09

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Filed Pursuant to Rule 424(b)(2)
Registration No 333-157459

The filing fee of $948,600.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The filing fee of $948,600.00 is applied against the remaining $1,441,669.69 of the registration fees paid to date by Citigroup Inc., and $493,069.69 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PROSPECTUS SUPPLEMENT
(to prospectus dated February 20, 2009)

5,396,825,397 Shares of Common Stock

citi

Citigroup Inc. is selling 5,396,825,397 shares of its common stock, par value $0.01 per share (the "Common Stock"). The Common Stock is listed on the New York Stock Exchange under the symbol "C." On December 16, 2009, the last reported sale price for the Common Stock on the New York Stock Exchange was $3.45 per share.

Investing in the Common Stock involves a number of risks. See the "Risk Factors" section on page S-3, along with the other information in this prospectus supplement and the accompanying prospectus before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Common Stock is not a deposit or savings account. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per Share of Common Stock	Total
Public Offering Price	$3.15000	$17,000,000,000.55(1)
Underwriting Discount	$0.07875	$ 425,000,000.01
Proceeds to Citigroup (before expenses)	$3.07125	$16,575,000,000.54

(1) The underwriters also may purchase up to a total of 809,523,810 additional shares of Common Stock from the Company at the public offering price minus the underwriting discount within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Net proceeds to Citigroup (after expenses) are expected to be approximately $16,573,900,000.

The underwriters expect to deliver the shares of Common Stock to purchasers on or about December 22, 2009 through the book-entry facilities of The Depository Trust Company.

Citi

Morgan Stanley

December 16, 2009

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	Page
Prospectus Supplement	
Risk Factors	S-3
Concurrent Offering	S-4
Use of Proceeds	S-4
Underwriting (Conflicts of Interest)	S-5
Legal Matters	S-15

Prospectus	Page
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	8
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	50
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	55
Plan of Distribution	56
ERISA Considerations	58
Legal Matters	59
Experts	59

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on such information. Citigroup is not, and the underwriters are not, making an offer to sell the Common Stock in any jurisdiction where its offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document.

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RISK FACTORS

Investing in Citigroup's Common Stock involves risk. See the risk factors described in Citigroup's Annual Report on Form 10-K for Citigroup's most recent fiscal year, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks and the risks set forth below as well as other information Citigroup includes or incorporates by reference in this prospectus supplement. These risks could materially affect Citigroup's business, results of operations or financial condition and cause the value of Citigroup's Common Stock to decline. You could lose all or part of your investment.

Citigroup does not currently pay dividends on its Common Stock, and may continue not paying dividends for the foreseeable future.

Citigroup has not paid a dividend on its Common Stock since February 27, 2009. Citigroup currently has also suspended dividend payments on its preferred stock and, as long as such dividend suspension continues, Citigroup must suspend dividend payments on its Common Stock as well. Even if Citigroup resumes paying dividends on its preferred stock, Citigroup's ability to pay dividends on its Common Stock is restricted to no more than one cent per share for as long as Citigroup is subject to certain agreements with the U.S. Government.

Citigroup's issuance of Common Stock pursuant to this offering and the purchase contracts components of the T-DECS pursuant to the concurrent offering (described in "Concurrent Offering" below) and related transactions are expected to materially increase the risk that Citigroup could experience an "ownership change" in the future that could significantly limit its ability to utilize its deferred tax assets, depending on the value of Citigroup stock at the time of the "ownership change."

As of September 30, 2009, Citigroup had recognized net deferred tax assets of approximately $38 billion, which is included in its tangible common equity. Citigroup's ability to utilize its deferred tax assets to offset future taxable income may be significantly limited if Citigroup experiences an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). In general, an ownership change will occur if there is a cumulative change in Citigroup's ownership by "5-percent shareholders" (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on its pre-ownership change deferred tax assets equal to the value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate (subject to certain adjustments); provided that the annual limitation would be increased each year to the extent that there is an unused limitation in a prior year. The limitation arising from an ownership change under Section 382 on Citigroup's ability to utilize its deferred tax assets depends on the value of Citigroup's stock at the time of the ownership change.

Citigroup will not experience an ownership change as a result of its issuance of Common Stock pursuant to this offering and the issuance of the purchase contract components of the T-DECS pursuant to its concurrent offering; nonetheless, these and related transactions will be taken into account in determining the cumulative change in Citigroup's ownership for Section 382 purposes. As a result, they materially increase the risk that Citigroup could experience an ownership change in the future. While Citigroup has adopted a Tax Benefits Preservation Plan (as described below) to minimize the likelihood of transactions in its stock resulting in an ownership change, future stock issuances or transactions in Citigroup stock that may not be within Citigroup's control may cause it to experience an ownership change. If Citigroup experiences an ownership change, its tangible common equity might be reduced.

You should consider the possible consequences of the Citigroup Tax Benefits Preservation Plan before making an investment in the Common Stock.

On June 9, 2009, Citigroup's board of directors adopted a Tax Benefits Preservation Plan (the "Plan"), which was filed with the Securities and Exchange Commission in a Current Report on Form 8-K on June 10, 2009. The purpose of the Plan is to minimize the likelihood of an "ownership change" (as defined in the Code) occurring and thus protect Citigroup's ability to utilize certain deferred tax assets, such as net operating loss and tax credit carry forwards, to offset future income.

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The Plan is designed to reduce the likelihood that Citigroup will experience an

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ownership change by (i) discouraging any person or group from becoming a "5-percent shareholder" (as defined in the Code) and (ii) discouraging any existing "5-percent shareholder" from acquiring more than a specified number of additional shares of Citigroup Common Stock. The Plan generally defines a "5-percent shareholder" and measures ownership of Citigroup Common Stock for this purpose by reference to Section 382 and the applicable Treasury Regulations. While the Plan is not designed as an "anti-takeover plan," these features may have some "anti-takeover" effect.

Prospective investors should consider the possible consequences of the Plan before making an investment in the Common Stock.

CONCURRENT OFFERING

Concurrently with this offering of Common Stock, by means of a separate prospectus, Citigroup is offering to sell $3.5 billion aggregate stated amount of Tangible Dividend Enhanced Common Stock, or T-DECS. Neither this offering by Citigroup nor the T-DECS offering is contingent upon the other.

USE OF PROCEEDS

Citigroup intends to use the net proceeds of its offering of Common Stock, together with the net proceeds of the offering of the T-DECS and existing funds, to repurchase and retire $20 billion of trust preferred securities held by the U.S. Department of the Treasury, or the Treasury, pursuant to Citigroup's participation in the Troubled Asset Relief Program, or TARP, and, in respect of any excess net proceeds, for general corporate purposes.

In addition, Citigroup and the U.S. Government have agreed to effect the early termination of the Loss-Sharing Agreement and to cancel $1.8 billion of the $7.1 billion in trust preferred securities originally issued by Citigroup to the U.S. Government as consideration for the benefits provided by that agreement.

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UNDERWRITING

The terms and conditions set forth in the underwriting agreement dated December 16, 2009 govern the sale and purchase of the Common Stock. Each underwriter named below has severally agreed to purchase from Citigroup, and Citigroup has agreed to sell to each underwriter, the number of shares of Common Stock set forth opposite the name of each underwriter.

Underwriter	Number of Shares of Common Stock
Citigroup Global Markets Inc.	3,250,793,650
Morgan Stanley & Co. Incorporated	317,460,317
BNP Paribas Securities Corp.	158,730,159
ING Financial Markets LLC	158,730,159
Lloyds TSB Bank Plc	158,730,159
Barclays Capital Inc.	63,492,063
Brookfield Financial Corp.	63,492,063
Commerzbank Capital Markets Corp.	63,492,063
Deutsche Bank Securities Inc.	63,492,063
HSBC Securities (USA) Inc.	63,492,063
Banca IMI S.p.A.	63,492,063
RBS Securities Inc.	63,492,063
Raiffeisen Centrobank AG	63,492,063
Sandler O'Neill & Partners, L.P.	63,492,063
Banco Bilbao Vizcaya Argentaria, S.A.	31,746,032
Commonwealth Securities Limited	31,746,032
Calyon Securities (USA) Inc.	31,746,032
Danske Bank A/S	31,746,032
Itau USA Securities, Inc	31,746,032
Jefferies & Company, Inc.	31,746,032
Keefe, Bruyette & Woods, Inc.	31,746,032
KeyBanc Capital Markets Inc.	31,746,032
Macquarie Capital (USA) Inc.	31,746,032
RBC Capital Markets Corporation	31,746,032
Sanford C. Bernstein & Co., LLC	31,746,032
Santander Investment Securities Inc.	31,746,032
SG Americas Securities, LLC	31,746,032
UniCredit Capital Markets, Inc.	31,746,032
BNY Mellon Capital Markets, LLC	15,873,016
The Buckingham Research Group Incorporated	15,873,016
Comerica Securities, Inc.	15,873,016
Erste Group Bank AG	15,873,016
FBR Capital Markets & Co.	15,873,016
Lazard Capital Markets LLC	15,873,016
National Bank of Greece S.A.	15,873,016
NATIXIS	15,873,016
PNC Capital Markets LLC	15,873,016
Scotia Capital (USA) Inc.	15,873,016

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Underwriter	Number of Shares of Common Stock
Stifel, Nicolaus & Company, Incorporated	15,873,016
SunTrust Robinson Humphrey, Inc.	15,873,016
TD Securities (USA) LLC	15,873,016
CastleOak Securities L.P.	15,873,016
Loop Capital Markets LLC	15,873,016
M. R. Beal & Company	15,873,016
Muriel Siebert & Co., Inc.	15,873,016
Samuel A. Ramirez & Company, Inc.	15,873,016
Utendahl Capital Group, LLC	15,873,016
The Williams Capital Group, L.P.	15,873,016
Collins Stewart LLC	3,174,603
Blaylock Robert Van, LLC	3,174,603
Doley Securities, LLC	3,174,603
Guzman & Company	3,174,603
SL Hare Capital, Inc.	3,174,603
Toussaint Capital Partners, LLC	3,174,603
TOTAL	5,396,825,397

Certain of the underwriters are not registered with the Securities and Exchange Commission, and such underwriters will not make any offers to U.S. persons except in compliance with applicable U.S. securities laws.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Common Stock are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are committed to take and pay for all of the Common Stock if any is taken.

Citigroup has granted an option to the underwriters to purchase up to a total of 809,523,810 additional shares of Common Stock at the public offering price minus the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Common Stock proportionate to such underwriter's initial number of shares purchased as reflected in the table above. Any shares of Common Stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The following table summarizes the underwriting discount to be paid by Citigroup to the underwriters in connection with its offering of Common Stock. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by Citigroup	
	No Exercise	Full Exercise
Per share	$ 0.07875	$ 0.07875
Total	$425,000,000.01	$488,750,000.05

Citigroup estimates that its total expenses for the offerings, excluding underwriting discounts, will be approximately $1.1 million.

The underwriters propose to offer part of the Common Stock directly to the public at the initial public offering price set forth above and part of the Common Stock to certain dealers at the initial public offering price less a concession of $0.04725 per share of Common Stock.

After the initial offering to the public, the public offering price and the concessions to dealers may be changed by the underwriters.

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Each underwriter is offering the Common Stock subject to prior sale and its acceptance of the Common Stock from Citigroup. Each underwriter may reject any order in whole or in part.

Citigroup and the Treasury have agreed that, for a period of 90 days from the date of this prospectus supplement (the "90-day period"), and certain of Citigroup's directors and executive officers have agreed that, for a period of 60 days from the date of this prospectus supplement, Citigroup, certain of its directors and executive officers and the Treasury will not dispose of or hedge any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for Common Stock, except with the prior written consent of Citigroup Global Markets Inc. This agreement does not apply to Citigroup with respect to (i) the offering of the T-DECS and the Common Stock into which the T-DECS are convertible described under "Concurrent Offering" above, (ii) issuances and sales of Common Stock pursuant to any employee stock option plan, stock ownership plan, dividend reinvestment plan or similar plan of Citigroup and (iii) the issuance of Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding on the date of this prospectus supplement. This agreement does not apply to the Treasury with respect to any contract, agreement, instruction or written plan described in Rule 10b5-1(c) of the Securities Act of 1933, as amended ("10b5-1 plans"), as long as no sales of Common Stock or any securities convertible into, exercisable for, or exchangeable for shares of Common Stock will be made pursuant to such 10b5-1 plans until the expiration of the 90-day period.

Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup against liabilities relating to material misstatements and omissions. Underwriters, dealers, agents and their affiliates may engage in transactions (which may include commercial banking transactions) with, and perform services for, Citigroup and affiliates of Citigroup in the ordinary course of business.

In connection with the offering, the underwriters may over-allot or effect transactions that stabilize or cover, each of which is described below.

- Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.
- Stabilizing transactions involve bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum.
- Covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover short positions.

These transactions may have the effect of preventing or retarding a decline in the market price of the Common Stock. They may also cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time.

The shares of Common Stock are listed on the New York Stock Exchange under the symbol "C". After the distribution of the Common Stock, Citigroup Global Markets Inc., the sole book-running manager of this offering, will not be able to make a market in the Common Stock due to certain regulatory restrictions arising from its affiliation with Citigroup. Additionally, Citigroup Global Markets Inc. will not be able to effect any transactions for the account of any customers in the Common Stock, except on a limited unsolicited basis. While other broker-dealers unaffiliated with Citigroup will not be subject to such prohibitions, Citigroup cannot make any assurance as to the liquidity of, or trading markets for, the Common Stock.

Conflicts of Interest

Citigroup Global Markets Inc., the sole book-running manager for this offering, is a subsidiary of Citigroup. Accordingly, the offering of the Common Stock will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Global Markets Inc. or any affiliate has investment discretion are not permitted to purchase the Common Stock, either directly or indirectly, without the specific written approval of the accountholder. Additionally, Citigroup Global Markets Inc. is not permitted to and will not be publishing research reports or otherwise expressing opinions or providing recommendations regarding

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